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                                                            EXHIBIT 10(b)(XXXIV)

                         ANADARKO PETROLEUM CORPORATION

                           ESTATE ENHANCEMENT PROGRAM


1.       PURPOSE

         The purpose of the Anadarko Petroleum Corporation Estate Enhancement Program (the "Plan") is to provide Executives of Anadarko Petroleum Corporation (the "Company") the ability to elect life insurance coverage pursuant to a split-dollar life insurance arrangement.

2.       DEFINITIONS

         For purposes of this Plan, the following terms have the meanings set forth below:

         2.01 ADJUSTED COMPANY DEATH BENEFIT means the portion of the Policy death benefit payable to the Company solely as a result of an Alternative Death Benefit Election being in effect for the Policy, and shall be determined by subtracting from the amount of Policy death benefit paid to the Company an amount equal to the portion of the Policy death benefit that would have been paid to the Company if an Alternative Death Benefit Election was not in effect for the Policy.

         2.02 AGREEMENT means the Agreement executed by the Participant (or other Policy Owner) and the Company implementing the terms of this Plan.

         2.03 ALTERNATIVE DEATH BENEFIT means a Company-paid death benefit paid by the Company to the Former Policy Owner's beneficiary(ies) pursuant to an Alternative Death Benefit Election under Section 8 of the Plan.

         2.04 ALTERNATIVE DEATH BENEFIT AMOUNT means, with respect to a Participant, an amount that is equal to the Adjusted Company Death Benefit, reduced by the income taxes (if any) payable by the Company as a result of receiving the Adjusted Company Death Benefit, grossed up to reflect the benefit of any Company federal, state, and local income tax savings resulting from the deductibility for corporate income tax purposes of the payment of the Alternative Death Benefit. The Alternative Death Benefit Amount shall be determined at the time the payment is to be made, based on the Company's federal, state and local income tax rate (calculated at the marginal tax rate then applicable to the Company, but net of any


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                  federal deduction for state and local taxes) at the time of the payment, and shall be determined by the Committee or its designee.

         2.05 ALTERNATIVE DEATH BENEFIT ELECTION means an election made by the Elector or Policy Owner pursuant to Section 8 of the Plan.

         2.06     BOARD OF DIRECTORS means the Board of Directors of the
                  Company.

         2.07 CHANGE OF CONTROL means: (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of
                  Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection
                  (c) of this Section 2.07; or (b) individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors; or
                  (c) consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately



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                  prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,
                  (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or (d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

         2.08 COLLATERAL ASSIGNMENT means the Collateral Assignment executed by the Policy Owner pursuant to Section 6.02 of the Plan.

         2.09 COMMITTEE means the Compensation and Benefits Committee of the Board of Directors of the Company.

         2.10     COMPANY means Anadarko Petroleum Corporation.

         2.11 COMPANY DEATH BENEFIT means the portion of the Policy's death benefit payable to Company as provided in Section 8.

         2.12 COMPENSATION means amounts a Participant agrees to forego to participate in the Plan pursuant to Section 3.02, and shall include amounts the Committee deems Compensation for purposes of this Plan.

         2.13     EFFECTIVE DATE means December 8, 1998.

         2.14 ELECTOR means the person or persons who are entitled to make or revoke an Alternative Death Benefit Election pursuant to
                  Section 8.01.

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         2.15     ENROLLMENT AND ELECTION TO FOREGO COMPENSATION FORM means the form used by a Participant to make an election to forego Compensation pursuant to Section 3.02 of the Plan.

         2.16 EXECUTIVE means an employee of the Company whom the Committee deems eligible to participate in the Plan in accordance with
                  Section 3.01.

         2.17 FORMER POLICY OWNER means the person(s) or entity that is the Policy Owner immediately prior to when an Alternative Death Benefit Election is first made with respect to a Policy.

         2.18 INSURER means, with respect to a Participant's Policy, the insurance company issuing the Policy on the Participant's life (or on the lives of the Participant and the Participant's spouse, in the case of a Survivorship Policy) pursuant to the provisions of the Plan.

         2.19 PARTICIPANT means an Executive who elects to participate in the Plan.

         2.20 PARTICIPANT'S COVERAGE AMOUNT means the portion of the Policy's death benefit payable to the beneficiary(ies) of the Policy Owner as provided in Section 7.

         2.21     PLAN ADMINISTRATOR means the Committee, or its designee.

         2.22 POLICY means the life insurance coverage acquired on the life of the Participant (or on the lives of the Participant and the Participant's spouse, in the case of a Survivorship Policy) by the Company.

         2.23 POLICY OWNER means the person or entity designated as owner on the application for the Policy, or the person or entity to which a Policy Owner assigns his or her interest in the Policy.

         2.24 PREMIUM means, with respect to a Policy on the life of a Participant (or the lives of a Participant and a Participant's spouse, if the Policy is a Survivorship Policy), the amount the Company is obligated, pursuant to the terms of the Plan, to pay to the Insurer with respect to such Policy.

         2.25 SURVIVORSHIP POLICY means a Policy insuring the lives of the Participant and a Participant's spouse, with the death benefit payable at the death of the last survivor of the Participant and his or her spouse.

3.       PARTICIPATION

         3.01 ELIGIBILITY. Any Executive designated by the Committee shall be eligible to participate in the Plan. An Executive shall become a Participant by


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                  completing such forms, documents and procedures as specified by the Committee. The Participant (and, in the case of a Survivorship Policy, the Participant's spouse) shall cooperate with the Insurer by furnishing any and all information requested by the Insurer in order to facilitate the issuance of the Policy, including furnishing such medical information and taking such physical examinations as the Insurer may deem necessary. In the absence of such cooperation, the Company shall have no further obligation to the Participant to allow him or her to participate in the Plan.

         3.02 ELECTION TO FOREGO COMPENSATION. As a condition of participating in the Plan, each Participant shall be required to make an election in which the Participant shall commit to forego the receipt of a specified type and amount of Compensation. The Participant shall make an election to forego Compensation by execution of an Enrollment and Election to Forego Compensation Form prior to the Policy effective date.

4.       AMOUNT AND TYPE OF COVERAGE

         The amount and type of coverage provided under the Policy shall be that amount and type specified in the Agreement.

5.       PAYMENT OF PREMIUMS

         5.01 COMPANY PAYMENTS. The Company shall pay a Premium equal to the Compensation foregone by a Participant within thirty (30) days after the Policy is issued.

         5.02 PARTICIPANT PAYMENTS. Unless otherwise provided in an Agreement, a Participant, Policy Owner (other than the Company, if the Company becomes the Policy Owner pursuant to
                  Section 8), or Former Policy Owner shall not be required to pay any portion of the Premium due on the Policy. However, the Participant, Policy Owner or Former Policy Owner may elect to pay a premium to the Insurer with respect to the Policy.

6.       POLICY OWNERSHIP

         6.01 OWNERSHIP. Except as otherwise provided in this Plan and related Agreement, the Policy Owner shall be the sole and exclusive owner of a Participant's Policy.

         6.02 COMPANY'S RIGHTS. The Company shall not have any ownership rights in the Policy (except as provided in Section 8). The Company's rights shall be limited to: (1) the right to receive a portion of the Policy death benefit in the event of the payment of the Policy death benefit while the Collateral Assignment is in effect with respect to the Policy; and, (2) the right to


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                  receive all of the proceeds of any surrender, withdrawal or loan processed while the Collateral Assignment is in effect, as specified in the Agreement. In exchange for the Company's agreement to pay the Premiums described in Section 5.01 of the Plan and the Participant's Agreement, the Policy Owner shall execute a Collateral Assignment to the Company of the rights provided to the Company under this Plan and related Agreement. The Company shall have the right to direct the Policy Owner in writing to take any required action consistent with these rights, and upon the receipt of such written direction from the Company, the Policy Owner promptly shall take such action as is necessary to comply therewith. The Company shall have the right to assign any part or all of its interest in the Policy, subject to the Policy Owner's rights, and the terms and conditions of this Plan and related Agreement, to any person, entity or trust by the execution of a written instrument delivered to the Policy Owner.

         6.03 PROHIBITED POLICY TRANSACTIONS. The Policy Owner shall not borrow from, hypothecate, withdraw cash value from, surrender in whole or in part, cancel, or in any other manner encumber a Policy without the prior written consent of the Company (or without the prior written consent of the Former Policy Owner, if the Company is the Policy Owner).

         6.04 INVESTMENT OF POLICY CASH VALUES. If the Policy provides the Policy Owner with a choice of investment funds for the Policy cash values, and if the Company becomes the Policy Owner pursuant to Section 8, the Company shall thereafter invest the cash values in the funds selected by and in the proportions specified by the Former Policy Owner, unless otherwise specified in the Participant's Agreement. The Company agrees to submit an investment election to the Insurer within thirty
                  (30) days after a written investment request by the Former Policy Owner or other person or entity designated in the Participant's Agreement.

         6.05 POSSESSION OF POLICY. The Policy Owner shall maintain possession of the Policy.

 7.      DEATH BENEFIT

         Upon the death of the Participant (or the death of the survivor of the Participant and the Participant's spouse, if the Policy is a Survivorship Policy), the death benefit under the Policy shall be divided as follows:

         a. The Company shall be entitled to receive as the Company Death Benefit an amount equal to the greater of: (i) the Policy cash accumulation value immediately prior to the death of the Participant (or the death of the


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                  survivor of the Participant and the Participant's spouse, if the Policy is a Survivorship Policy) and before any surrender charges; or (ii) the cumulative Premiums paid by the Company under the Policy. If the Policy provides for a death benefit equal to the sum of the face amount of the Policy and any cash account or accumulation value, any Company Death Benefit should first be paid from the cash account or accumulation value portion of the death benefit.

         b. The beneficiary(ies) of the Policy Owner shall be entitled to receive the Participant's Coverage Amount, which shall consist of the excess, if any, of the Policy's death benefit over the Company Death Benefit.

8.       ALTERNATIVE DEATH BENEFIT ELECTION.

         8.01 ALTERNATIVE DEATH BENEFIT ELECTION. The Alternative Death Benefit Election provided for in this Section may be made or revoked by the person or persons designated as the Elector in the Participant's Agreement. If no such person is designated in the Agreement, or if no designated person is living and able to make the election, the election may be made or revoked by the Policy Owner (except that an election cannot be made or revoked by the Company, if the Company becomes the Policy Owner). Any such election shall be filed with the Committee in such form as may be prescribed by the Committee. When an Alternative Death Benefit Election is made, the Policy Owner shall immediately transfer the ownership of the Policy to the Company, and the Company shall be designated as beneficiary to receive the entire Policy death benefit. In addition, using a form provided by the Committee, the Former Policy Owner shall designate a beneficiary to receive the Alternative Death Benefit.

                  The Elector may revoke the Alternative Death Benefit Election. In the event of such a revocation, the Company shall continue to be the Policy Owner and shall, by endorsement filed with the Insurer, provide the Former Policy Owner the right to designate a beneficiary of an amount of Policy death benefit equal to the Participant's Coverage Amount. The revocation of an Alternative Death Benefit Election shall not preclude an Elector from making a later Alternative Death Benefit Election (or from revoking such later election).

                  An Alternative Death Benefit Election (or an election to revoke such an election) shall be effective when any necessary documentation is submitted to and accepted by the Insurer. The Policy Owner (or Former Policy Owner, if applicable) and the Company will promptly submit any


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                  required forms or documents to the Insurer when an Alternative
                  Death Benefit Election is made or revoked.

         8.02 PAYMENT OF BENEFIT. The Alternative Death Benefit shall be paid by the Company from the general funds of the Company, and shall not constitute an insurance benefit. It shall be paid by the Company to the Former Policy Owner's beneficiary(ies) at the time the Participant's insurance death benefit would have been paid (at the Participant's death for single life coverage, or at the death of the survivor of the Participant and the Participant's spouse if the Policy is a Survivorship Policy). The amount of the payment shall be equal to the Alternative Death Benefit Amount. As long as an Alternative Death Benefit Election is in effect, the beneficiary(ies) of the Former Policy Owner shall receive only the Alternative Death Benefit, and shall not be entitled to receive any portion of any death benefits that would become payable under the Participant's Policy.

9.       ELECTION TO REDUCE POLICY FACE AMOUNT.

         The Policy Owner (except the Company, if the Company becomes a Policy Owner) or, if applicable, the Former Policy Owner, may elect to reduce the Policy face amount, except that the Policy face amount shall not be reduced to an amount less than the Company Death Benefit. If the Company is the Policy Owner, then, within sixty (60) days of receipt of a written request from the Former Policy Owner, the Company shall complete and submit the necessary forms to the Insurer to reduce the Policy Face Amount in accordance with the Former Policy Owner's request.

10.      CHANGE OF CONTROL

         If there is a Change of Control:

         a. the Plan shall become irrevocable for all Participants in the Plan at the time of the Change of Control;

         b. the Company immediately shall transfer the ownership of all Participants' Policies owned by the Company to an irrevocable trust created by the Company to: (i) hold the Policies in accordance with the terms of the Plan and (ii) pay any Alternative Death Benefit that becomes payable under Section 8 of this Plan; and

         c. except as otherwise provided in this Section, the provisions of the Plan shall continue to apply as if there had been no Change of Control.


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         The occurrence of a Change of Control shall not preclude a Policy Owner from thereafter making (or revoking) an Alternative Death Benefit Election pursuant to Section 8. However, if a Policy Owner makes an Alternative Death Benefit Election after a Change of Control, the ownership of the Policy shall be transferred to the trust created pursuant to this Section, and not directly to the Company as provided in Section 8.

         Notwithstanding the creation and funding of an irrevocable trust in accordance with the provisions of this Section, the Company or its successor shall continue to be responsible for the Premium costs associated with the Participants' Policies and any Alternative Death Benefits payable under Section 8 if such amounts are not paid by the trust for any reason, or if the trust's assets become insufficient to pay any required amounts.

11.      COMPANY DEFAULT

         11.01 COMPANY DEFAULT. A Company Default shall be deemed to have occurred with respect to a Policy if the Company fails to pay a Premium on the Policy as required under the terms of the Agreement within sixty (60) days after the due date for such Premium, or if the Company processes or attempts to process a policy loan, or a complete or partial surrender, or a cash value withdrawal without prior written approval from the Policy Owner (or Former Policy Owner, if applicable).

         11.02 RIGHTS UPON COMPANY DEFAULT. In the event of a Company Default as described in Section 11.01, the Policy Owner (or Former Policy Owner, if applicable) shall have the right to require the Company to cure the Company Default by notifying the Company in writing within sixty (60) days after the Company Default occurs, or if later, within thirty (30) days after the Policy Owner (or Former Policy Owner) becomes aware of the Company Default. If the Company fails to cure the Company Default within sixty (60) days after being notified by the Policy Owner (or Former Policy Owner) of the Company Default, the Policy Owner (or Former Policy Owner) shall have the right to require the Company to transfer its interest in the Participant's Policy to the Policy Owner (or Former Policy Owner). The Policy Owner (or Former Policy Owner) may exercise this right by notifying the Company, in writing, within sixty
                  (60) days after the Company Default occurs. Upon receipt of such notice, the Company shall immediately transfer its rights in the Policy to the Policy Owner (or Former Policy Owner), either by a release of the Collateral Assignment, or by a transfer of ownership if the Company is the Policy Owner, and the Company shall thereafter have no rights with respect to such Policy. A Policy Owner's (or Former Policy Owner's) failure to exercise its rights under this Section shall not be deemed to release the Company from any


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                  of its obligations under the Plan, and shall not preclude the
                  Policy Owner (or Former Policy Owner) from seeking other remedies with respect to the Company Default. Also, a Policy Owner's (or Former Policy Owner's) failure to exercise its rights under this Section will not preclude the Policy Owner (or Former Policy Owner) from exercising such rights upon a later Company Default.

12.      GOVERNING LAWS AND NOTICES

         12.01 GOVERNING LAW. This Plan shall be governed by and construed in accordance with the substantive law of Texas without giving effect to the choice of law rules of Texas.

         12.02 NOTICES. All notices hereunder shall be in writing and sent by first class mail with postage prepaid. Any notice to the Company shall be addressed to the attention of Senior Vice President of Administration at the principal office of the Company at 17001 Northchase Drive, Houston, TX 77060. Any notice to the Participant (or other Policy Owner or Former Policy Owner) shall be addressed to the Participant (or other Policy Owner or Former Policy Owner) at the address following such party's signature on his or her Agreement. Any party may change its address by giving written notice of such change to the other party pursuant to this Section.

13.      MISCELLANEOUS PROVISIONS

         13.01 NO CONTRACT OF EMPLOYMENT. This Plan and any Agreement executed hereunder shall not be deemed to constitute a contract of employment between an Executive and the Company, or a Participant and the Company, nor shall any provision restrict the right of the Company to discharge an Executive or Participant, or to restrict the right of an Executive or Participant to terminate employment with the Company.

         13.02 GENDER. The masculine pronoun includes the feminine and the singular includes the plural where appropriate for valid construction.

         13.03 COOPERATION WITH INSURER. In order to be eligible to participate in this Plan, the Participant (and, in the case of a Survivorship Policy, the Participant's spouse) shall cooperate with the Insurer by furnishing any and all information requested by the Insurer in order to facilitate the issuance of the policy, including furnishing such medical information and taking such physical examinations as the Insurer may deem necessary. In the absence of such cooperation, the Company shall have no further obligation to the Participant to allow him or her to participate in the Plan.



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         13.04    CANCELLATION OF POLICY. If the Insurer cancels the
                  Participant's Policy pursuant to Policy provisions related to the suicide of the Participant (or the Participant's spouse, if the Policy is a Survivorship Policy), a material misstatement of information, nondisclosure of medical information, or any other Policy provision, then no benefits shall be payable to the beneficiary(ies) of such Participant (or other Policy Owner, or Former Policy Owner, where applicable). In such case, the Participant's election to participate in the Plan shall be null and void, and the Company shall restore to the Participant any Compensation foregone by the Participant to participate in the Plan.

         13.05 INCONSISTENT TERMS. In the event of any inconsistency between the terms of this Plan as described herein and the terms of any Policy purchased hereunder or any related Agreement, the terms of such Policy or Agreement shall be controlling as to that Participant, or his or her Policy Owner or Former Policy Owner, if other than the Participant, his successor-in-interest (if any) and his or her beneficiary or beneficiaries.

14.      AMENDMENT, TERMINATION, ADMINISTRATION, AND SUCCESSORS

         14.01 AMENDMENT/TERMINATION. The Board of Directors of the Company may amend, modify or terminate the Plan at any time, but any such amendment, modification or termination will not affect the rights of any Participant, Policy Owner or Former Policy Owner under any Agreement entered into with the Company prior to the date of such amendment, modification or termination without the Participant's, Policy Owner's or Former Policy Owner's written consent.

         14.02 ADMINISTRATION. This Plan shall be administered by the Plan Administrator. The Plan Administrator shall have the authority to make, amend, interpret, and enforce all rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan in the Plan Administrator's sole discretion. In the administration of this Plan, the Plan Administrator from time to time may employ agents and delegate to them or to others (including Executives) such administrative duties as it sees fit. The Plan Administrator from time to time may consult with counsel, who may be counsel to the Company. The decision or action of the Plan Administrator (or its designee) with respect to any question arising out of or in connection with the administration, interpretation and application of this Plan shall be final and conclusive and binding upon all persons having any interest in the Plan. The Company shall indemnify and hold harmless the Plan Administrator and any Executives to whom administrative duties under this Plan are delegated,


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                  against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by the Plan Administrator.

         14.03 SUCCESSORS. The terms and conditions of this Plan shall inure to the benefit of and bind the Company and the Participant and their successors, assignees (including any Assignee), and representatives. The Company shall have the right to absolutely and irrevocably assign its rights, title and interest in a Policy without the consent of the Participant (or Assignee).

15.      CLAIMS PROCEDURE

         Any controversy or claim arising out of or relating to this Plan shall be filed with the Plan Administrator or its designee which shall make all determinations concerning such claim. Any decision by the Plan Administrator denying such claim shall be in writing and shall be delivered to all parties in interest in accordance with the notice provisions of Section 12.02 herein. Such decision shall set forth the reasons for denial in plain language. Pertinent provisions of the Plan shall be cited and, where appropriate, an explanation as to how the claimant can perfect the claim will be provided. This notice of denial of benefits will be provided within ninety (90) days of the Plan Administrator's receipt of the claim for benefits. If the Plan Administrator fails to notify the claimant of its decision regarding the claim, the claim shall be considered denied, and the claimant then shall be permitted to proceed with an appeal as provided for in this Section.

         A claimant who has been completely or partially denied a benefit shall be entitled to appeal this denial of his or her claim by filing a written statement of his or her position with the Plan Administrator no later than sixty (60) days after receipt of the written notification of such denial. The Plan Administrator shall schedule an opportunity for a full and fair review of the issue within thirty (30) days of receipt of the appeal. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

         Following the review of any additional information submitted by the claimant, either through the hearing process or otherwise, the Plan Administrator shall render a decision on the review of the denied claim in the following manner:

         a. The Plan Administrator shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the request for review (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). The Plan Administrator shall deliver the decision to the



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                  claimant in writing. If an extension of time for reviewing the appealed claim is required because of special circumstances, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. If the decision on review is not furnished within the prescribed time, the claim shall be deemed denied on review.

         b. The decision on review shall set forth specific reasons for the decision, and shall cite specific references to the pertinent Plan provisions on which the decision is based.


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